Exhibit 99.1

LEE ENTERPRISES PROVIDES UPDATE ON DIGITAL TRANSFORMATION

STRATEGY AND GROWTH TARGETS

Three-Pillar Strategy Focused on Growing Base of Annualized Recurring Revenue and Driving Shareholder Value

Also Announces Stock Exchange Listing Transfer to Nasdaq

Company to Host Conference Call at 9:00 a.m. CT Today

DAVENPORT, Iowa – April 5, 2021 – Lee Enterprises, Incorporated (NYSE: LEE), a major subscription and advertising platform and a leading provider of high quality, trusted, local news and information in 77 markets, today provided an update on its digital transformation and growth strategy.

“With strong momentum, including the completion of a compelling transaction with Berkshire Hathaway in fiscal 2020, Lee is accelerating our transformation as a top digital news and information provider,” said Kevin Mowbray, President and Chief Executive Officer. “Today, Lee is the fastest growing digital subscription platform in local media, and we are building on our bold course for our digital future as we enter our next chapter. We will be guided by a multi-year strategy that leverages our attractive market position, enhanced balance sheet, well-established digital infrastructure, and talented team. As we execute, Lee will expand our subscriber base, grow our base of annualized recurring revenue, drive new revenue streams with enhanced capabilities for advertisers, and create value for shareholders.”

Mowbray continued, “We are focused on unlocking the full value of Lee, consistent with the valuations awarded to industry peers and similar digital-first media companies. As we execute our strategy and continue to repay debt, we see significant opportunity for value creation.”

Growth Strategy

Lee’s three-pillar growth strategy is aimed at advancing our digital transformation and creating a growing base of annualized recurring revenue, resulting in top-line revenue growth:

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Transform the presentation of local news and information by providing best-in-class reader and user experiences with digital presentations that emphasize video and other multimedia formats and rich, high-value content.

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Accelerate overall subscription growth by converting more of our vast addressable market to subscribers leveraging cutting-edge data and technology and expanded offerings for paid, niche content on topics where Lee has expertise and unique selling positions.

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Diversify and expand offerings for advertisers by launching a portfolio of video advertising initiatives and e-commerce sales strategies through Lee’s in-house Amplified Digital Agency that will enable advertisers to leverage Lee’s vast data-rich digital audiences and reach consumers in new ways.

Long-Term Targets

Within the next five years, Lee aims to realize the following goals:

●	Grow total paid subscribers, reaching 900,000 digital-only subscribers;
●	Generate $100 million in annualized revenue from our Amplified Digital Agency, which is expected in three years; and
●	Achieve our long-term leverage target of under 2.5x.

“Lee has already made significant progress on our plan,” Mowbray added. “In addition to driving significant sequential revenue improvement and delivering industry-leading digital subscriber growth of more than 69% in each of the last five quarters, Lee has also made significant investments in talent and technology to realize our digital future. We are launching new niche content platforms and have begun piloting cutting-edge dynamic metering technology to drive subscription conversion. We also established a centralized, efficient model for our Amplified Digital Agency, launched our custom content division Brand Avenue Studios, and continued to expand our sales organization to more than 900 sellers focused on driving revenue from new e-commerce and first party data sales strategies.”

Transfer to the Nasdaq

Lee announced it intends to transfer its stock exchange listing from the New York Stock Exchange to the Nasdaq Global Select Market. Lee shares are expected to begin trading as a Nasdaq-listed security on April 19, 2021, with the common stock continuing to trade under the symbol “LEE.”

"Trading on Nasdaq positions Lee alongside the world's most innovative and forward-thinking technology leaders as we accelerate our ongoing digital transformation," Mowbray continued. "We look forward to leveraging Nasdaq’s platforms and solutions to support ongoing engagement with our investors and access to information in a way that is a cost-effective and seamless."

Conference Call Information

The Company will host a conference call and webcast today at 9 a.m. Central Time to discuss its digital transformation update. A presentation that will be presented on the conference call is available in advance on the Company’s investor relations website, investors.lee.net. The live webcast will be available for replay two hours later. Questions may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 800-368-1029 and entering a conference passcode of 372971 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

About Lee

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and, following its recent acquisition of BH Media Group, nearly 350 weekly and specialty publications serving 77 markets in 26 states. Lee's newspapers have average daily circulation of 1.2 million, and reach more than 55 million digital unique visitors. Lee's markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. For more information about Lee, please visit www.lee.net.

Forward-Looking Statements

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “aims”, “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in report relating to the Company may be found in the Company’s periodic filings with the Commission, including the factors described in the sections entitled “Risk Factors,” copies of which may be obtained from the SEC’s website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

Contact

Media:

Sard Verbinnen & Co

LEE-SVC@sardverb.com

Investors:

IR@lee.net

(563) 383-2100

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